Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amended Form S-1, of our audit report dated April 16, 2013 relative to the financial statements of Ocean Electric, Inc. as of December 31, 2012  and for the year then ended and for the period from Inception (January 10, 2006) through December 31, 2012.

We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" and “Changes In and Disagreements with Accountants” in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

August 9, 2013